                            SCHEDULE 14A INFORMATION

       PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.1a-11(c) or Section 240.1a-
       12


                             SOUTHWEST AIRLINES CO.
                 (Name of Registrant as Specified in its Charter



       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]    No fee required
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)     Title of each class of securities to which transaction applies:

       2)     Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

       4)     Proposed maximum aggregate value of transaction:

       5)     Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)     Amount previously paid:

       2)     Form, Schedule or Registration Statement No.:

       3)     Filing Party:

       4)     Date Filed:

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             THURSDAY, MAY 15, 1997




To the Shareholders:

       The Annual Meeting of Shareholders of Southwest Airlines Co. (the "Company" or "Southwest") will be held at its corporate headquarters, 2702 Love Field Drive, Dallas, Texas, on Thursday, May 15, 1997, at 10:00 A.M., local time, for the following purposes:

       (1)    the election of three directors;

       (2)    to take action on two shareholder proposals; and

       (3) transacting such other business as may properly come before such meeting.

       March 20, 1997 has been fixed as the date of record for determining shareholders entitled to receive notice of and to vote at the Annual Meeting.

                                             By Order of the Board of Directors,

                                                              Colleen C. Barrett
                                                                       Secretary

April 5, 1997



       YOUR VOTE IS IMPORTANT, PLEASE DATE, VOTE, SIGN AND MAIL BACK THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.

                             SOUTHWEST AIRLINES CO.
                                P. O. BOX 36611
                           DALLAS, TEXAS  75235-1611
                                (214/792-4000)

                                PROXY STATEMENT

                SOLICITATION AND REVOCABILITY OF PROXIES; VOTING

       The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 15, 1997, at the Company's corporate headquarters, 2702 Love Field Drive, Dallas, Texas, or any adjournment thereof. The cost of solicitation will be paid by the Company. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone by the Company's regular employees, and arrangements will be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to
their principals.   The proxy statement and form of proxy were first mailed to shareholders of the Company on or about April 5, 1997.

       The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by the subsequent execution and submission of a revised proxy, by written notice to the Secretary of the Company, or by voting in person at the meeting. Shares represented by proxy will be voted at the meeting. Cumulative voting is not permitted. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal. Except as otherwise stated herein, provided a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter is required to approve any matter.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

       At the Annual Meeting of Shareholders, three directors are to be elected for a three-year term expiring in 2000 or until their respective successors are duly elected and qualified, to serve with the six directors whose terms do not expire until later years. Provided a quorum is present at the Annual Meeting, a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote is required to elect directors.

       The persons named in the enclosed proxy have been selected as a proxy committee by the directors of the Company, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of the nominees listed below. Although the directors of the Company do not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment.

       The following table sets forth certain information for each nominee and present director of the Company. Each of the nominees for director named in the following table is now serving as a director of the Company. There is no family relationship between any of the directors or between any director and any executive officer of the Company.

                                DIRECTOR
NAME                             SINCE            AGE
----                        --------------        ---
Samuel E. Barshop..........      1975              67
Gene H. Bishop.............      1977              66
C. Webb Crockett...........      1994              63
William P. Hobby, Jr.......      1990              64
Travis C. Johnson..........      1978              60
Herbert D. Kelleher(1).....      1967 (2)          65
Rollin W. King.............      1967              65
Walter M. Mischer, Sr(1)...      1983              74
June M. Morris(1)..........      1994              66

---------------------

(1)    Current Nominee.

(2) Mr. Kelleher resigned as a director effective August 5, 1975, and he was reelected to the Board on April 27, 1976.

                                CURRENT NOMINEES

       Current nominees are to be reelected for a term expiring in 2000.

       Herbert D. Kelleher has been Chairman of the Board of the Company since March 29, 1978. Mr. Kelleher became interim President and Chief Executive Officer of the Company in September 1981, and assumed those offices on a permanent basis in February 1982.

       Walter M. Mischer, Sr. has been Chairman of the Board and Chief Executive Officer of Southern Investors Service Company, Inc. (formerly The Mischer Corporation), a real estate and financial investment company, and Hallmark Residential Group, Inc. (real estate development and homebuilding),
for more than the past five years.   Mr. Mischer is also a director of Howell
Corporation.

       June M. Morris was a founder of Morris Air Corporation ("Morris"). Mrs. Morris was Chief Executive Officer of Morris until its operations were absorbed by Southwest in October 1994, and subsequently she has been principally engaged in private investments. Morris was a domestic airline operating 21 Boeing 737 aircraft until its acquisition by Southwest in December 1993.

                      DIRECTORS WHOSE TERM EXPIRES IN 1998

       C. Webb Crockett has been a shareholder in the Phoenix, Arizona, law firm of Fennemore Craig for more than the past five years. Fennemore Craig has performed services for the Company in the past and may do so in 1997.

       William P. Hobby, Jr. was lieutenant governor of the State of Texas for 18 years until January 1991. He has been Chancellor of the University of Houston System since September 1995 and Chairman of H&C Communications, Inc., Houston, Texas, a privately owned broadcasting company, for more than the past five years. He also served as Executive Editor of the Houston Post for more than 20 years.

       Travis C. Johnson has been a partner in the El Paso, Texas law firm of Johnson & Bowen for more than the past five years. Mr. Johnson is a director of Texas Commerce Bank - El Paso. Johnson & Bowen has performed services for the Company during the past and may do so in 1997.

                      DIRECTORS WHOSE TERM EXPIRES IN 1999

       Samuel E. Barshop was Chairman of the Board of Directors, President and Chief Executive Officer of La Quinta Inns, Inc., for more than five years prior to 1992. During 1992, Mr. Barshop resigned his positions as President and Chief Executive Officer, maintaining the position of Chairman of La Quinta Inns, Inc. until March 1994. La Quinta Inns, Inc. develops, owns, operates and licenses motor inns. Since March 1994, Mr. Barshop has been managing partner of Barshop & Oles, Co., Inc., a real estate company located in San Antonio, Texas.

       Gene H. Bishop was Chairman and Chief Executive Officer of Life Partners Group, Inc., a closely held life insurance holding company, from November 1991 until October 1994, when he retired. Prior to that time he was Vice Chairman and Chief Financial Officer of Lomas Financial Corporation and Chief Operating Officer of Lomas Mortgage USA since October 1990, becoming President and Chief Operating Officer of Lomas Mortgage USA in January 1991. Mr. Bishop is also a director of Southwestern Public Service Company, First USA, Inc. (a credit card company), First USA Paymentech, Inc. (a processor of credit card transactions), Liberte` Investors (a real estate investment trust), Life Partners Group, Inc., Republic Financial Services, Inc., and Drew Industries, Inc.

       Rollin W. King engaged in executive education and consulting as the principal of Rollin King Associates from January 1, 1989 until his retirement on December 31, 1995.

BOARD COMMITTEES

       The Board of Directors has appointed an Audit Committee consisting of Messrs. Barshop, Bishop, Crockett, Hobby, Johnson (Chairman), King, and Mischer and Mrs. Morris. The Audit Committee held four meetings during 1996. Its principal functions are to give additional assurance that financial information is accurate and timely and that it includes all appropriate disclosures; to ascertain the existence of an effective accounting and internal control system; and to oversee the entire audit function, both independent and internal. The Board of Directors has appointed a Compensation Committee consisting of Messrs. Barshop (Chairman), Bishop, Hobby and Mischer. The Compensation Committee held two meetings during 1996. The Compensation Committee studies, advises and consults with management respecting the compensation of officers of the Company, and administers the Company's stock-based compensation plans. It recommends for the Board's consideration any plan for additional compensation that it deems appropriate. The Board of Directors has appointed an Executive Committee consisting of Messrs. Bishop, Kelleher and King to assist the Board in carrying out its duties. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held five telephone meetings during 1996, and otherwise acted by unanimous consent. The Company has no standing nominating committee of its Board nor any committee performing similar functions. During 1996, each director attended at least 75% of the total of the Board and committee meetings which he or she was obligated to attend, with the exception of Governor Hobby.

DIRECTORS' FEES

       Directors' fees are paid on an annual basis from May to May in each year. Each director of the Company who is not an officer of the Company was paid $9,500 for the year ending May 1996 and $10,000 for the year ending May 1997, for services as a director. During 1996, the Board of Directors held six meetings and otherwise acted by unanimous consent. In addition, $2,000 (increasing to $2,200 for the year ending May 1997) was paid for attendance at each meeting of the Board of Directors, and $850 (increasing to $900 for the year ending May 1997) for attendance at each meeting of a committee held on the same date as the Board meetings. Members of the Executive Committee receive an additional $4,500 (increasing to $4,725 for the year ending May 1997) per year for their services on such committee. The Chairmen of the Audit and Compensation Committees received annual fees of $3,500 and $2,000, respectively (increasing to $3,800 and $2,100, respectively for the year ending May 1997). Officers of the Company receive no additional remuneration for serving as directors or on committees of the Board.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

       At the close of business on March 20, 1997, the record date of those entitled to notice of and to vote at the meeting, there were outstanding 145,398,847 shares of Common Stock, $1.00 par value, each share of which is entitled to one vote.

MANAGEMENT

       The following table sets forth as of February 28, 1997, certain information regarding the beneficial ownership of Common Stock by the directors, each of the executive officers of the Company named in the Summary Compensation Table and by all executive officers and directors as a group.


                                                            NUMBER OF
                                                              SHARES         PERCENT
 NAME OF DIRECTOR, OFFICER OR                              BENEFICIALLY        OF
  IDENTITY OF GROUP                                        OWNED (1)(2)     CLASS (2)
 ---------------------------------                         ------------     ---------
 Samuel E. Barshop . . . . . . . . . . . . . . . . . .           50,832         *
 Gene H. Bishop  . . . . . . . . . . . . . . . . . . .           46,800         *
 C. Webb Crockett  . . . . . . . . . . . . . . . . . .            5,500         *
 William P. Hobby, Jr (3)  . . . . . . . . . . . . . .           41,520         *
 Travis C. Johnson . . . . . . . . . . . . . . . . . .           90,600         *
 Herbert D. Kelleher (4) . . . . . . . . . . . . . . .        2,706,944       2.0%
 Rollin W. King (5)  . . . . . . . . . . . . . . . . .          151,888         *
 Walter M. Mischer, Sr . . . . . . . . . . . . . . . .           44,025         *
 June M. Morris (6)  . . . . . . . . . . . . . . . . .        1,114,047         *
 Gary A. Barron (7)  . . . . . . . . . . . . . . . . .           80,677         *
 John G. Denison (8) . . . . . . . . . . . . . . . . .           93,755         *
 Colleen C. Barrett (9)  . . . . . . . . . . . . . . .           71,870         *
 James F. Parker (10)  . . . . . . . . . . . . . . . .           79,283         *
 Executive Officers and Directors as a Group
 (17 persons) (11) . . . . . . . . . . . . . . . . . .        4,740,870       3.2%

----------------------------
 *     Less than 1%

(1) Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power respecting their shares, other than shared rights created under joint tenancy or marital property laws as between the Company's directors and officers and their respective spouses, if any. Such persons also beneficially owned an equal number and percentage of nonexercisable Common Share Purchase Rights of the Company that trade in tandem with its Common Stock.

(2) The number of shares beneficially owned includes shares which each beneficial owner and the group had the right to acquire within 60 days pursuant to stock options. The percentage for each beneficial owner and for the group is calculated based on the sum of the 145,335,143 shares of Common Stock outstanding on February 28, 1997 and any shares shown for such beneficial owner or group as subject to stock options and currently exercisable, as if any such stock options had been exercised.

                                               (footnotes continue on next page)

(3) Includes 3,525 shares held by a testamentary trust of which Governor Hobby is a co-trustee.

(4) Includes 1,366,601 shares which Mr. Kelleher had the right to acquire within 60 days pursuant to stock options; and 88,912 shares held in trust for unrelated individuals.

(5) Includes 12,000 shares held by a charitable remainder trust in which Mr. King has a beneficial interest. Mr. King disclaims any beneficial interest in these shares.

(6)    Held by a family trust of which Mrs. Morris is co-trustee.

(7) Includes 178 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 79,656 shares which Mr. Barron had the right to acquire within 60 days pursuant to stock options.

(8) Includes 4,264 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 81,141 shares which Mr. Denison had the right to acquire within 60 days pursuant to stock options.

(9) Includes 178 shares held for her account under the Profit Sharing Plan with respect to which she has the right to direct the voting and 66,506 shares which Ms. Barrett had the right to acquire within 60 days pursuant to stock options.

(10) Includes 5,976 shares held for his account under the Profit Sharing Plan with respect to which he has the right to direct the voting and 67,392 shares which Mr. Parker had the right to acquire within 60 days pursuant to stock options.

(11) Includes 21,131 shares held for the accounts of certain officers under the Profit Sharing Plan with respect to which such persons have the right to direct voting.

                       COMPENSATION OF EXECUTIVE OFFICERS

       The following table discloses compensation for services rendered by the Company's Chief Executive Officer and the four remaining most highly paid executive officers during the three fiscal years ended December 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                          ANNUAL COMPENSATION                  AWARDS
                                   ------------------------------------------------------------------------
                                                                             SECURITIES        ALL OTHER
                                                                             UNDERLYING       COMPENSATION
 NAME AND PRINCIPAL POSITION       YEAR     SALARY ($)      BONUS ($)        OPTIONS(#)         ($) (1)
-----------------------------------------------------------------------------------------------------------

 Herbert D. Kelleher, Chairman     1996      $395,000        $172,000         644,395         $ 52,625

    of the Board, President and    1995       395,000         172,000             ---           56,779
    Chief Executive Officer        1994       395,000         172,000             ---           68,458


 Gary A. Barron,                   1996      $213,879        $160,000            12,075      $   5,000
    Executive Vice                 1995       205,653         125,000            10,500         20,760

    President - Operations         1994       197,209         125,000             7,500         25,927


 John G. Denison,                  1996      $201,456        $100,000            12,660      $   5,000
    Executive Vice President -     1995       193,707         100,000            11,085         20,760
    Corporate Services             1994       185,754         115,000             8,085         25,927


 Colleen C. Barrett, Executive     1996      $197,628        $100,000            12,075      $   5,000

    Vice President - Customers;    1995       188,084         100,000            10,500         20,760
    Corporate Secretary            1994       180,361         125,000             7,500         25,927


 James F. Parker,                  1996      $174,262        $110,000             8,100      $   5,000
    Vice President -               1995       167,560          85,000             7,050         20,760

    General Counsel                1994       160,680          80,000             5,000         23,825
-----------------------------------------------------------------------------------------------------------

(1) Consists of amounts contributed by the Company pursuant to the Southwest Airlines Co. Profit Sharing Plan and 401(k) Plan in which all employees of the Company are eligible to participate, except that the figures for 1996 do not include the profit sharing information as such information is not yet available. In addition to those amounts, "All Other Compensation" for Mr. Kelleher includes deferred compensation, bearing interest at an annual rate of 10%, in an amount equal to Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Profit Sharing Plan but which exceed the contributions permitted by Federal tax laws, totalling $47,625, $36,019, and $42,531 for 1996, 1995 and 1994, respectively. See "Employment and Other Contracts."

                        OPTION GRANTS IN LAST FISCAL YEAR

               The following table provides information on option grants in 1996 to the named executive officers:



-------------------------------------------------------------------------------------------------------------------
                                                                                        POTENTIAL REALIZABLE VALUE
                                                                                        AT ASSUMED ANNUAL RATES OF
                                                                                       STOCK PRICE APPRECIATION FOR
                                 INDIVIDUAL GRANTS                                           OPTION TERM (1)
-------------------------------------------------------------------------------------------------------------------
                          NUMBER OF     PERCENT OF
                         SECURITIES    TOTAL OPTIONS
                         UNDERLYING     GRANTED TO       EXERCISE
                           OPTIONS     EMPLOYEES IN       PRICE       EXPIRATION
          NAME           GRANTED (#)   FISCAL YEAR      ($/SHARE)        DATE             5%                10%
-------------------------------------------------------------------------------------------------------------------
 Herbert D. Kelleher(2)    144,395         5.14%          $  1.00      01/01/06      $5,382,905         $ 8,656,906
                           500,000        17.82%           $23.50      01/01/06       7,389,512          18,726,474

 Gary A. Barron (3)         12,075          .43%           $25.1875     01/26/06        191,271             484,719
 John G. Denison (3)        12,075          .43%           $25.1875     01/26/06        191,271             484,719
                               585          .02%           $23.0625     01/01/06          8,485              21,502

 Colleen C. Barrett(3)      12,075          .43%           $25.1875     01/26/06        191,271             484,719


 James F. Parker (3)         8,050          .28%           $25.1875     01/26/06        127,514             323,146

                                50            -            $23.0625     01/01/06            725               1,838

-------------------------------------------------------------------------------------------------------------------



(1) These amounts represent assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in Southwest's stock price. Southwest did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) Options were granted to Mr. Kelleher pursuant to his Employment Contract dated as of January 1, 1996. Twenty percent of the options were immediately vested and the balance vests ratably over the next four years.

(3) Options to the named individuals were granted under the Company's 1991 Non-Qualified Stock Option Plan and 1991 Incentive Stock Option Plan at fair market value on the date of the grant. Such options are exercisable as follows: One-third on the grant date, one-third on the first anniversary of the grant date, and one-third on the second anniversary of the grant date, subject to continued employment; except that options to purchase 585 shares granted to Mr. Denison and 50 shares granted to Mr. Parker vest immediately.

            At January 26, 2006, the expiration date of the $25.1875 options described above, the stock price for Southwest Common Stock would be $41.0278 or $65.3299 per share, assuming annual appreciation rates from January 26, 1996 at 5% or 10%, respectively. However, if the price of the Common Stock does not appreciate, the value of these options to the named executives, and the corresponding benefit to all shareholders of the Company, would be zero. All of the preceding appreciation calculations are compounded annually.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                        YEAREND OPTION VALUES

       The following table shows stock option exercises by the named executive officers during 1996. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the yearend price of the Common Stock.


------------------------------------------------------------------------------------------------------------------------
                                                             NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED OPTIONS              IN-THE-MONEY
                                                            AT FISCAL YEAREND (#)         OPTIONS AT FISCAL YEAREND($)(2)
                                                        -----------------------------------------------------------------
                       SHARES ACQUIRED    VALUE         EXERCISABLE     UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
         NAME          ON EXERCISE(#)    REALIZED ($)(1)
------------------------------------------------------------------------------------------------------------------------

 Herbert D.                 198,750    $ 4,054,919         1,384,122        561,116        $24,263,633       $3,154,482
 Kelleher

 Gary A. Barron              - 0 -            N/A             58,365         57,150       $    543,777      $   739,803

 John G. Denison             - 0 -            N/A             59,265         57,150        $   525,105      $   739,803
 Colleen C. Barrett          5,000     $    86,146            49,965         57,150        $   409,552      $   739,803

 James F. Parker             1,000     $    24,167            51,099         47,601        $   555,959      $   645,005
------------------------------------------------------------------------------------------------------------------------

(1) Aggregate market value of the shares covered by the option less the aggregate price paid by the executive.

(2) The closing price of the Common Stock on December 31, 1996, the last trading day of Southwest's fiscal year, was $22 per share.

EMPLOYMENT AND OTHER CONTRACTS

       The Company re-employed Herbert D. Kelleher, effective as of January 1, 1996, as President and Chief Executive Officer under a five-year Employment Contract. The contract provides for an annual base salary of $395,000, in the first four years, increasing to $450,000 in the year 2000. The Employment Contract also provides for additional benefits including: (i) a discretionary annual cash bonus, not exceeding $172,000 in the first four years and $196,000 in the year 2000; (ii) long-term disability insurance providing for disability payments of $6,000 per month to age 70; (iii) reimbursement for medical and dental expenses incurred by Mr. Kelleher and his spouse, and for such expenses for other members of his family to the extent Mr. Kelleher pays in excess of $10,000 per year in such expenses; and (iv) deferred compensation bearing interest at 10% in an amount equal to any Company contributions which would otherwise have been made on behalf of Mr. Kelleher to the Company Profit Sharing Plan but which exceed maximum annual additions under the Plan on his behalf under federal tax laws. The Employment Contract is terminable by Mr. Kelleher within 60 days after the occurrence of a change of control of the Company in which a third party acquires 20% or more of the Company's voting securities or a majority of the directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election. In the event Mr. Kelleher so terminates his employment, the Employment Contract provides for a lump sum severance payment equal to Mr. Kelleher's unpaid base salary for the remaining term of his Employment Contract plus $750,000 subject to reduction to avoid any "excess parachute payment" for federal income tax purposes.

       The Board of Directors of the Company established in 1987 an Executive Service Recognition Plan to permit the Company to continue to attract and retain well-qualified executive personnel and to assure both the Company of continuity of management and its executives of continued employment in the event of any actual or threatened change of control of the Company (defined substantially as described in the following paragraph).

As contemplated by the Executive Service Recognition Plan, the Company has entered into employment agreements with each of its current executive officers named in the Summary Compensation Table and certain other executive personnel. The terms of these employment agreements would be invoked only in the event of a change of control. The executives must remain in the employment of the Company for one year after a change of control has occurred. If the executive's employment is terminated other than for cause (as defined), or if the executive terminates employment for good reason (as defined), during the one-year term of employment, then the executive would receive a severance payment equal to a full year's base salary and annual bonus plus a prorated annual bonus for the year of termination. In addition, the executive's welfare benefits would continue for the unexpired portion of his one-year term of employment.

       The Board of Directors of the Company established in 1988 a Change in Control Severance Pay Plan (the "Severance Pay Plan") to provide for severance payments to qualified employees whose employment with the Company terminates due to certain conditions created by a change in control of the Company (as defined in the plan). All employees of the Company are participants in the Severance Pay Plan except the President, any Vice President participating in the Executive Service Recognition Plan and all other employees who are beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough (collective bargaining agreements). Generally, the Severance Pay Plan provides for severance payments, based upon the employee's salary and years of service with the Company, in the event the employee is terminated, other than for cause (as defined in the Plan), death, voluntary retirement or total and permanent disability, within one year of a "change in control". The employee would also remain eligible for a 12 month extension of coverage under each "welfare benefit" plan of the Company, including medical, dental, etc., as in effect immediately prior to any change in control. For purposes of the Severance Pay Plan, a "change in control" shall be deemed to have occurred if 20% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for directors shall have been acquired by a third person or a change in the makeup of the Board of Directors shall have occurred under certain circumstances described in the plan.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Salary Administration Program for Southwest's noncontract people will be administered in a manner that promotes the attainment by Southwest of reasonable profits on a consistent basis in order to preserve job protection and security for such noncontract people; that promotes and rewards productivity and dedication to the success of Southwest as the collective embodiment of all of its people; that accomplishes internal equity among its people; and that responds pragmatically to the actual influence of external market forces.

                                   Southwest Airlines Co.
                                   Salary Administration Manual
                                   January 1991

       The above principles are applied to all Southwest noncontract employees, including executive officers. The compensation of Southwest's executive officers is reviewed by the Compensation Committee of the Board of Directors on an annual basis. The Committee considers the total compensation (both salary and incentives), as well as the recommendation of the Company's President, in establishing each element of compensation.

       At current cash compensation levels, the Committee does not expect Internal Revenue Service regulations regarding maximum deductibility of executive compensation to have any application to the Company, except with respect to Mr. Kelleher's 1996 Employment Contract, addressed below.

       The principal elements of compensation for Southwest's executive officers are the following:

       Base salary. As a general rule, base salary for the executive officers of Southwest falls below the salaries for comparable positions in comparably sized companies. The Committee bases this determination on comparative compensation studies for similarly situated businesses; its impression of the prevailing business climate; and the advice of the Company's President.

       Annual salary increases, if any, for executive officers as a group are not more, on a percentage basis, than those received by other noncontract employees.

       Annual incentive bonus. Only officers of the Company are eligible for annual incentive bonuses. The amount of each bonus is determined by the Compensation Committee at the end of each year, including Mr. Kelleher's discretionary bonus under his Employment Contract.

       In fixing the salary and bonus amounts for 1996, the Committee considered the performance of each individual, his or her level of responsibility within the Company, the Company's profitability, the longevity in office of each officer, and each officer's performance as a team member. However, no mathematical weighing formulae were applied with respect to any of these factors. In evaluating an individual's performance, the Committee relied on the recommendation of the President, whose recommendation is based on his own perception of such officer's performance.

       The Company does not utilize defined performance targets in establishing compensation, nor does it employ minimum, targeted or maximum amounts of bonuses or total compensation levels for the executive officers and the final determination of compensation is subjective.

       Stock Options. In an effort to bridge the perceived gap between the lower level of cash compensation for Company officers as compared to their peers and to provide a long-term incentive for future performance that aligns officers' interests with shareholders in general, the Company adopted its 1991 and 1996 Incentive Stock Option Plans and 1991 and 1996 Non-Qualified Stock Option Plans. The number of options initially granted to an individual, as compared to other Southwest employees, is dependent on the length of service with the Company and individual levels of performance and responsibility. Subsequent grants, including those made in 1996, have been based on levels of individual performance. With respect to all options granted, the precise number of shares is determined on a subjective basis. All grants under the Stock Option Plans are at current market value and vest over a number of years, dependent on continued employment. Each grant is made based upon the individual's compensation package for that year, without reference to previous grants. There is no limit on the number of options that may be granted to any one individual under the 1991 Plans. Each of the 1996 Plans limits the number of options that may be granted to any one individual in any calendar year to 50,000 shares.

       Although it is not contractually obligated to do so, it has been the practice of the Committee to grant additional options to employees (including the named executive officers) who exercise options under the above Stock Option Plans and hold the acquired stock. Such grants have been made on January 1 of each year in an amount equal to five percent of the number of shares held by the employee on the previous December 31 as a result of option exercises. On January 1, 1997, the total such options granted was 9,782, of which 2,135 were to named executive officers.

       Kelleher 1996 Employment Contract. Effective as of January 1, 1996, Southwest entered into a new five-year employment agreement with its President and Chief Executive Officer, Herbert D. Kelleher. See "Compensation of
Executive Officers - Employment and Other Contracts".   Pursuant to his 1996
Employment Contract, Mr. Kelleher is to receive a base salary of $395,000 for the first four years, increasing to $450,000 in year five, with maximum annual bonuses capped at $172,000 for the first four years and $196,000 in year five. In addition, Mr. Kelleher was granted fair market value options to purchase 500,000 shares of Southwest Common Stock and $1.00 options to purchase 144,395 shares of Southwest Common Stock, with 20% of each grant vested immediately and the balance vesting ratably over the next four years.

       Mr. Kelleher's cash compensation for the first four years under the 1996 Employment Contract was unchanged from his 1992 Employment Contract pursuant to a voluntary commitment made by Mr. Kelleher to the Southwest Airlines Pilots' Association (SWAPA) at the time members of SWAPA agreed to a five year base pay freeze, receiving in lieu thereof, options to purchase Southwest Common Stock, all pursuant to a collective bargaining agreement entered into as of 1994. The Committee relied on a study performed by an independent consultant in determining that Mr. Kelleher's cash compensation for the five-year period covered by his 1996 Employment Contract was significantly below the midpoint for comparable positions. The options granted to Mr. Kelleher, in accordance with past practice, were designed to make up the difference between his cash compensation and that received by others in comparable positions, dependent on successful performance by the Company as reflected in the price of its stock.

       The number of options granted to Mr. Kelleher was based on the Committee's review of compensation for similarly situated individuals in the transportation industry, and the Committee's perception of his past and expected future contributions to Southwest's performance over the five-year term of the new contract. At Mr. Kelleher's recommendation, the number of options granted to Mr. Kelleher was significantly below the number recommended by the consultant as necessary to make Mr. Kelleher's contract competitive.
The Committee did not consider the amount and value of other options held by Mr. Kelleher, as those options were granted in connection with employment agreements going back 15 years, and were part of earlier compensation packages. The Company has no target ownership levels for Company equity holdings by executives. Although as a result of the $1 stock options, some portion of Mr. Kelleher's compensation may not be deductible pursuant to current Internal Revenue Service regulations, the Committee believed that it is in the best interests of all shareholders to structure Mr. Kelleher's compensation in a manner consistent with past practices, in a way designed to ensure his continuing service to Southwest Airlines Co.

       Executive officers, including the President, participate in the Southwest Airlines Profit Sharing Plan and 401(k) Plan, which are available to all Southwest employees on the same basis. See "Compensation of Executive Officers - Summary Compensation Table." Southwest makes little use of perquisites for executive officers.

                                                     COMPENSATION COMMITTEE

                                                     Samuel E. Barshop, Chair
                                                     Gene H. Bishop
                                                     William P. Hobby, Jr.
                                                     Walter M. Mischer, Sr.

                                PERFORMANCE GRAPH

       The following table compares total shareholder returns for the Company over the last five years to the Standard & Poor's 500 Stock Index and the Standard & Poor's Transportation Index assuming a $100 investment made on December 31, 1991. Each of the three measures of cumulative total return assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                   SOUTHWEST AIRLINES CO., S&P 500 INDEX
                          AND S&P TRANSPORTATION INDEX


                             [PERFORMANCE GRAPH]


=======================================================================================================
                            1991         1992           1993          1994         1995        1996
-------------------------------------------------------------------------------------------------------
   Southwest  Airlines     100.00       173.29         329.74        148.03       203.64      195.12
-------------------------------------------------------------------------------------------------------
   S&P 500                 100.00       104.47         111.85        110.14       147.72      177.67
-------------------------------------------------------------------------------------------------------
   S&P  Transportation     100.00       106.54         124.67        102.56       140.34      158.00
=======================================================================================================

                              SHAREHOLDER PROPOSAL
                                    (ITEM 2)

       United States Trust Company Boston, 40 Court Street, Boston, Massachusetts 02108, owner of the requisite shares of Common Stock, has given notice that it intends to present for action at the Annual Meeting the following resolution:

       "RESOLVED: The shareholders request the Board to prepare a report at reasonable cost, available to shareholders and employees reporting on the following issues. This report, which may omit confidential information, shall be available by September 30, 1997. Also, the Company will place a notice of availability of the equal opportunity report in its 1997, 1998, and 1999 annual reports.

       1. A chart identifying employees according to their gender and race in each of the nine major Equal Employment Opportunity Commission defined job categories for the previous three years (1994, 1995 and 1996) listing either numbers or percentages in each category.

       2. A summary description of policies and programs to improve equal opportunity performance, including job categories where women and minorities are underutilized.

       3. A description of policies and programs oriented specifically toward increasing the number of managers who are female and/or minority."

       The following statement was submitted in support of such resolution:

       "GIVEN that Southwest Airlines was recently sued for sex discrimination and the suit was featured in the national business journal, Business Week;

       GIVEN that Southwest Airlines' route structure serves areas with significant minority populations -- the overall average is approximately 25%;

       GIVEN that issues related to Equal Employment Opportunity can have an economic impact on corporations we believe it is important for shareholder's to access to EEO-1 information;

       GIVEN that a clear policy opposing all forms of discrimination is a sign of a responsible corporation and that a substandard Equal Employment Opportunity record leaves a company open to expensive legal action, poor employee morale and even the loss of certain business, it is in the company's and shareholder's interests to have information on our company's equal opportunity record publicly available;

       GIVEN that the company's equal employment opportunity (EEO)-1 report can be requested by the public under the Freedom of Information Act, and that a lack of supplementary information could result in misinterpretations of Southwest Airlines' EEO conduct; and,

       GIVEN that the report requested asks for information already gathered for the purpose of complying with government regulations, it is not an undue burden or cost."

       Please mark your proxy "FOR", if you do not, the company will vote your proxy "AGAINST".

BOARD OF DIRECTORS POSITION

       YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, FOR THE FOLLOWING REASONS:

       Your Company is committed to complying with all applicable equal employment opportunity laws and affirmative action regulations. It is Southwest's policy not to discriminate against any employee or applicant because of race, color, religion, sex, national origin, age, or disability. Southwest is proud of its widely-recognized excellence in employee relations. For instance, Southwest was recognized in The 100 Best Companies to Work for in America (Levering and Moskowitz, 1993) as one of the ten best companies to work for in America. The Company already complies with numerous federal, state and local governmental reporting requirements regarding compliance with equal employment opportunity laws and its affirmative action plans. The preparation and distribution of an additional report will not enhance Southwest's commitment to the worthy goal of equal employment opportunity and affirmative action; to the contrary, in the view of the Board of Directors, the publication of such reports leads to divisiveness as opposed to the inclusive culture which Southwest strives to achieve. Moreover, the Board of Directors believes that requiring preparation and distribution of another report would be a poor use of Company resources, and should not be approved by the Company's shareholders.

       THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.


                              SHAREHOLDER PROPOSAL
                                    (ITEM 3)

       Michael Schaefer, P.O. Box 14398, Las Vegas, Nevada 89114, owner of 500 shares of Common Stock, has given notice that he intends to present for action at the Annual Meeting the following resolution:

       "RESOLVED: That Shareholders assembled in annual meeting in person and by proxy recommend that the Board of Directors take such action as may be necessary to provide for rotation of annual meeting location to various cities served by Southwest Airlines Co, and that meetings be held at the corporation's headquarters only in alternate years after a meeting held in one of our many cities served."

       The following statement was submitted in support of such resolution:

       "Our company has always had its annual meeting at corporate headquarters at Love Field, Dallas, Texas. We used to serve only a few cities and they were in Texas. Today we serve almost 50 cities across America. Having an annual meeting in a destination city provides public relations benefits, press access, community recognition, and makes it convenient for shareholders in the area to meet corporate management. Major corporations more and more are rotating their annual shareholders meeting, and Southwest Airlines Co. has reached the point where it has outgrown Dallas Love Field as the only situs for our annual shareholder-management meeting.

       Please mark your proxy "FOR", if you do not, the company will vote your proxy "AGAINST".

BOARD OF DIRECTORS POSITION

       YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, FOR THE FOLLOWING REASONS:

       Southwest has always welcomed its shareholders to its annual meeting, held in its "hometown". The Company has chosen its corporate headquarters as the site of its annual meeting in the belief that Dallas, Texas is readily accessible to all of its shareholders, a large concentration of employee shareholders are based in or near Dallas and the site is relatively
inexpensive.   Further the choice permits attending shareholders to interact with the maximum number of corporate representatives, who might otherwise be unable to attend. The subject proposal reflects a personal interest of the proponent and is not in the best interests of all shareholders.

       THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

       The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company's auditors for the fiscal year ending December 31, 1997. Ernst & Young LLP has served as the Company's auditors since the inception of the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting in order to make a statement if he so desires and to respond to appropriate questions.

                                 OTHER MATTERS

NOTICE REQUIREMENTS

       To permit the Company and its shareholders to deal with shareholder proposals in an informed and orderly manner, the Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain matters to be brought before an Annual Meeting of Shareholders. In general, written notice must be received by the Secretary of the Company not less than 20 days nor more than 60 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the shareholder submitting the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

       In addition, any shareholder who wishes to submit a proposal for inclusion in the proxy material and presentation at the 1998 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Secretary receives it no later than December 10, 1997.

DISCRETIONARY AUTHORITY

       In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of Common Stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote those proxies which they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

       The Board of Directors does not know of any other matters which are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.


                                             By Order of the Board of Directors,

                                                             Herbert D. Kelleher
                                           Chairman of the Board,  President and
                                                         Chief Executive Officer
April 5, 1997

                                     PROXY
         SOLICITED BY THE BOARD OF DIRECTORS OF SOUTHWEST AIRLINES CO.

     The undersigned hereby appoints Colleen C. Barrett, Herbert D. Kelleher and Gary C. Kelly proxies (to act by majority decision if more than one shall act), and each of them with full power of substitution, to vote all shares of Common Stock of Southwest Airlines Co., that the undersigned is entitled to vote at the annual meeting of shareholders thereof to be held on May 15, 1997, or at any adjournments thereof, as follows:

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES."

     1. Election of Directors  [ ] FOR all nominees listed
                                   below (except those indicated
                                   to the contrary below, see
                                   instructions)

                               [ ] WITHHOLD AUTHORITY to vote
                                   for all nominees listed below

        Herbert D. Kelleher, Walter M. Mischer, St. and June M. Morris.

     INSTRUCTION: to withold authority to vote for any individual nominee, write that nominee's name in the space provided here.

--------------------------------------------------------------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "DISAPPROVE" THE FOLLOWING SHAREHOLDER PROPOSALS.

     2. Shareholder proposal related to employment practices described in proxy statement related to the meeting.

            [ ] APPROVE or          [ ] DISAPPROVE or      [ ] ABSTAIN

     3. Shareholder proposal related to the situs of the annual shareholders' meeting described in proxy statement related to the meeting.

            [ ] APPROVE or          [ ] DISAPPROVE or      [ ] ABSTAIN

     4. Authority to vote on any business that may properly come before the meeting.

            [ ] WITH or          [ ] WITHOUT


                    (Please Date and Sign on Reverse Side)

 Please complete, sign and promptly mail this proxy in the enclosed envelope.

     ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "DISAPPROVE" ITEMS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE MEETING.

     YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.


                                     Dated: _____________________________, 1997

                                     __________________________________________

                                     __________________________________________

                                     Please sign exactly as name appears on
                                     this card.  Joint owners should each sign.
                                     Executors, administrators, trustees, etc., should give their full titles.